EXHIBIT 10.25

                        MANCHESTER FINANCIAL GROUP, INC.

                               RETAINER AGREEMENT

THIS AGREEMENT (the "Agreement") dated as of September 12, 1997 confirms that U-SHIP, INC. ("USI") has engaged, as of the date hereof, Manchester Financial Group, Inc. ("MFGI") to perform certain Consulting/Financial Advisory Services (the "Services") for USI. In connection with the foregoing, USI and MFGI agree that:

         1. Retention. USI hereby retains MFGI on an exclusive basis in connection with providing Consulting/Financial Advisory Services for USI as described herein.

         2. Termination. The initial terms of this Agreement shall be for twelve (12) months commencing on the date hereof. During the initial twelve (12) month term, this Agreement may not be terminated by either USI or MFGI except for failure to provide, using reasonable business practices, the Services described herein. Following expiration of the initial twelve
                  (12) month term of this Agreement, either MFGI or USI may terminate this Agreement at any time upon 30 days written notice, delivered to the other, and without liability or continuing obligation on the part of MFGI. However, USI's obligations to MFGI shall continue after the termination of this Agreement.

         3. Services. MFGI will apply reasonable business efforts to provide the following services:

                  A. Assist USI in conducting an in-depth strategic review including, but not limited to, market definition/segmentation, relevant competition/competitive position, market attractiveness, business system analysis, and competitive strategies including re-engineering.

                  B. Assist USI in exploring strategic alternatives, including merger or sale and facilitate consummation of a transaction as appropriate.

                  C. Assist USI in developing a definitive business plan including, but not limited to, business/industry description, management team resumes, products/services features and functions, market research/analysis, estimated market share/sales, design/development plans, operations plan, overall schedule and critical risks/problems.

                  D. Evaluate and analyze the business operations, financing and capitalization of USI and make recommendations for improvement to USI management. MFGI will not be directly involved in financing activities. However, should USI wish to engage MFGI for such financing activities USI and MFGI would enter into a separate agreement for the same.

                  E. Assist USI in developing/implement strategy for communications to shareholders, employees, creditors and equity markets.

                  F. Provide the Board with timely updates on progress. Seek audit committee approval for any significant changes in the Company's current financial reporting policies and procedures.

         4. Additional Terms of Retention. Implementation of MFGI's recommendations are at the sole discretion of USI's management. It is understood that the Services do not involve actual management of USI's business. Neither MFGI or any of its officers, shareholders, agents or employees assume any authority or responsibility whatsoever for making or implementing management decisions regarding the conduct of USI's business. The role of MFGI hereunder is strictly that of a consultant.

September 25, 1997


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         5.       Fees and Expenses.

                  A. A monthly fee of $15,000 beginning with the effective date of MFGI's engagement and on the first of each month thereafter for a period of eleven ( 11) months.

                  B. Two hundred thousand (200,000) Warrants for USI's stock will be granted MFGI, or its designees, as of the effective date of execution of this Agreement. Such Warrants will be exercisable for five (5) years from the date of issuance and will have an exercise price equal to the value of USI's stock on the effective date of this Agreement. The Warrants will contain the appropriate anti-dilution provisions and will also contain ratchet-down provisions which will result in the re-pricing of the Warrants in the event that Stock or Warrants are subsequently issued at a lower price.

                  C. Notwithstanding the foregoing, if, whether or not directly or indirectly introduced by MFGI during the term of this Agreement, (i) USI enters into a contract or letter of intent to be acquired by, or sell all, or substantially all, of its assets to a purchaser, or, (ii) MFGI arranges for a majority of USI's common stock to be purchased by an investor, MFGI will be paid a financial advisory fee at the closing of such acquisition or sale, with no deductions for retainers previously paid by USI as follows:

                           * Five percent (5%) of the first $1 million in transaction proceeds/value

                           *        Four percent (4%) of the next $1 million

                           *        Three percent (3%) of the next $1 million

                           *        Two percent (2%) of the next $1 million

                           *        One percent (1 %) of everything over $4
                                    million

                  D. USI agrees to, on an as-incurred basis, as documented by MFGI, to reimburse MFGI for all reasonable out-of-pocket expenses incurred in connection with the rendering of the Services. MFGI will submit expense reimbursement bills on a monthly basis, and USI agrees that they will be paid within 10 days. Any individual expense in excess of $200 will be subject to USI's prior written approval. MFGI's fees do not include any fees which may be charged by other related or non-related entities involved in pursuit of the execution of the Services outlined herein. Such other fees may include, but are not limited to, those charged by legal counsel, auditors and tax advisors, appraisal companies, environment testing concerns, lenders, industry consultants and other consultants or professionals as may be mutually determined to be necessary.

         6. Cooperation. USI will cooperate with MFGI and provide, where possible, information reasonably required by MFGI in connection with fulfilling service obligations under this Agreement. In addition, MFGI will require the involvement of, and USI agrees to provide reasonable access to, the Board and senior management USI.

         7.       Confidentiality.

                  A. This Agreement and its contents, including any proprietary company information, will be treated by USI and MFGI as confidential except as required by law. MFGI will also treat as confidential the contemplated plans and strategies of USI. Neither USI nor MFGI will, unless required by a statute, rule, regulation, agency or court, make any public or private statements about USI, their financing or structure, without the prior consent of the other parties to this Agreement.

                  B. Without limiting the generality of Section 6(a), any advice rendered by MFGI pursuant to this Agreement may not, unless required by an statute, rule, regulation, agency or court, be disclosed publicly or privately in any manner without MFGI's prior written approval and will be treated as confidential.

September 25, 1997



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                  C.       USI will provide MFGI with all reasonable financial
                           and other information requested by MFGI for the purpose of rendering its Services pursuant to this Agreement. All non-public information given to MFGI by USI will be treated by MFGI as confidential by it and will not be used by MFGI for any purposes other than the performance of the Services rendered to USI under this Agreement.

                  D. With respect to information about their businesses provided by USI, MFGI agrees that, for a period of one (1) year, the information will be kept confidential by it and that access to the information will be limited to those persons under its supervision who may have a need to know the information. MFGI further agrees that such information shall be deemed to be the property of USI and, when in tangible form, shall be returned to USI upon request. USI's information shall be used only for purposes expressed herein and may be used for other purposes only with the prior written approval of USI. MFGI also agrees to keep confidential in accordance herewith any analysis, compilation, study, or other documents prepared by MFGI for use in connection with the above-mentioned Services.

                  E. In the event that any party hereto, or either of its representatives, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand, similar process or otherwise), to disclose any information of the other party, it is agreed that the requested or required party will provide the other with prompt notice of such request so that the other may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, any party or its representatives is nonetheless, in the opinion of its respective counsel, compelled to disclose information or else stand liable for contempt or suffer other censure or penalty or other adverse consequences, the requested party or its representative may disclose such information without liability hereunder.

                  F. The phrase "information" does not include information which (i) is or becomes available to the public other than as a result of a disclosure in violation of the terms hereof; (ii) was in the possession of a respective party on a non-confidential basis prior to its disclosure under this Agreement; or (iii) becomes available on a non-confidential basis from a source other than a party hereto or its respective representative.

                  G. Because damages at law would be difficult to ascertain in the event of the failure or refusal of either party hereto to comply with the provisions of this paragraph 6, each party, in addition to, and not in limitation of, any of the rights, remedies or damages available at law or in equity, shall (a) be entitled to seek or restrain any such breach and (b) be entitled to seek the recovery from the breaching party of all costs and expenses, including reasonable attorneys' fees in connection therewith, incurred by the party seeking to enforce or prevent any breach or threatened breach of this paragraph 6.

         8. Indemnification. If, in connection with any Services or matters that are the subject of this Agreement, MFGI becomes involved in any capacity in any action or legal proceeding, pending or threatened, USI agrees (i) to reimburse MFGI for the reasonable legal fees, disbursements of counsel and other expenses (including the cost of investigation and preparation) incurred by MFGI as such fees, disbursements and other expenses are incurred; and (ii) to indemnify, defend, and hold MFGI harmless against any losses, claims, damages, or liabilities, joint or several, to which MFGI may become subject arising out of any such action or legal proceeding unless such action or legal proceedings are a direct result of MFGI's gross negligence.

         9. The provisions of this Agreement shall, where applicable, survive the expiration of the period of this Agreement, including any extensions thereof.

September 25, 1997



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         10.      Entire Agreement. This Agreement constitutes the entire
                  agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels as of the date hereof all prior understandings, written or oral, with respect to the subject matter hereof.

         11. Governing Law. This Agreement and the agreements contained herein shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MANCHESTER FINANCIAL GROUP, INC.

                              By /S/ Mark W. Sheffert
                                 ------------------------------
                                Its President & CEO
                                    ------------------------------
                              U-SHIP, INC.

                              By /S/ B. Richard Vogen
                                 ------------------------------
                                Its Chairman
                                    ------------------------------
September 25, 1997